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                                                                       EXHIBIT 8

                       [SOLOMON BROTHERS INC LETTERHEAD]

February 25, 1996

Board of Directors
Cray Research, Inc.
655A Lone Oak Drive
Eagan, MN 55121

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $1.00 per share (the "Company Common Stock"), of Cray Research, Inc. (the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Silicon Graphics, Inc. ("Acquiror") pursuant to the Agreement and Plan of Merger (the "Agreement") by and among the Company, Acquiror and C Acquisition Corporation, a wholly owned subsidiary of Acquiror ("Subco").

    As more specifically set forth in the Agreement, Subco will commence a tender offer (the "Proposed Tender Offer") to purchase up to seventy-five percent (75%) of the outstanding shares of Company Common Stock for $30.00 per share in cash, subject to the condition that at least a majority of the outstanding shares of Company Common Stock be tendered and purchased. Following consummation of the Proposed Tender Offer, Subco will be merged with and into the Company (the "Proposed Merger" and, together with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Common Stock (other than shares held by Acquiror, Subco or any of their subsidiaries or shares as to which appraisal rights have been properly exercised under applicable law) will be converted in the Proposed Merger into the right to receive one share of common stock of Acquiror (the "Acquiror Common Stock"), subject to adjustment in the event less than 75% of the outstanding Company Common Stock is purchased pursuant to the Proposed Tender Offer such that each such share of Company Common Stock will be converted into the right to receive a fraction of a share of Acquiror Common Stock plus cash, each in amounts calculated so that the aggregate number of shares of Acquiror Common Stock and the aggregate cash paid in the Proposed Tender Offer and the Proposed Merger shall be the same as would have been paid had 75% of the outstanding Company Common Stock been purchased in the Proposed Tender Offer.

    As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Proposed Transaction. In addition, in the ordinary course of our business, we may actively trade the debt and equity securities of both the Company and Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the final draft of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended September 30, June 30, and March 31, 1995, respectively; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv)
certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information concerning Acquiror, including the Annual Reports on Form 10-K of Acquiror for each of the years in the three year period ended June 30, 1995 and the Quarterly Reports on Form 10-Q of Acquiror for the quarters ended December
31,  and  September  30,  1995,   respectively;  (vi)  certain  other   internal
information, primarily financial in nature, including projections, concerning the business and operations of Acquiror furnished to us by Acquiror for purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, the Acquiror Common Stock; (viii) certain
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publicly available information with respect  to certain other companies that  we believe to be comparable to the Company or Acquiror and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company and Acquiror, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company or Acquiror, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of the Company and Acquiror as to the future financial performances of the Company and Acquiror and we express no view with respect to such projections or the assumptions on which they were based.

    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and Acquiror; (ii) the business prospects of the Company and Acquiror;
(iii) the historical and current market for the Company Common Stock, for the Acquiror Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or Acquiror; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Proposed Transaction, including discussions with other potential acquirors. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the Acquiror Common Stock following consummation of the Proposed Transaction. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Proposed Transaction and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender shares of the Company Common Stock in the Proposed Tender Offer or as to how such holder should vote with respect to the Proposed Merger.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be received by the holders of the Company Common Stock in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                          Sincerely,

                                          /s/ Solomon Brothers Inc

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SALOMON BROTHERS INC

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